Exhibit 10.2

Description of Michael Donahue’s Compensation for Serving as
Chairman of the Special Committee and Search Committee of the Board of Directors

On September 25, 2009, as a result of the resignation of Greg Scholl, the Company’s Chief Executive Officer and President, the Board of Directors of the Company formed a Search Committee to identify qualified candidates to serve as the Company’s chief executive officer and appointed Michael Donahue, Chairman of the Board of Directors, to head the Search Committee.

On October 15, 2009, the Board received a letter from Dimensional Associates LLC (“Dimensional”), the Company’s majority stockholder, in which Dimensional proposed entering into non-binding discussions with the Company regarding a potential transaction.  As a result of Dimensional’s letter, the Board formed a Special Committee comprised of independent and disinterested directors to review and evaluate Dimensional’s proposal.  Mr. Donahue was appointed chairman of the Special Committee.

The Board of Directors authorized the Company to compensate Mr. Donahue in the amount of $50,000 for his services on the Search Committee and the Special Committee through December 31, 2009.